Exhibit 5.1

                                 August 12, 1998


American Champion Entertainment, Inc.
1694 The Alameda, Suite 100
San Jose, CA 95126-2219

Ladies and Gentleman:

     At your request we have examined the Registration Statement No. 333-60511 filed by you with the Securities Exchange Commission (the "Commission") on August 3, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,187,774 shares of the Common Stock of American Champion Entertainment, Inc. (the "Stock")

     As your counsel, we have examined the proceedings taken by you in connection with the issuance and sale of up to 1,187,774 shares of the Stock.

     It is our opinion that up to 1,187,774 shares of the Stock, when issued and sold in the manner referred to in the Registration
Statement, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof, and any amendment thereto.

                                        Very truly yours,

                                         /s/ Preston Gates & Ellis LLP
                                             Preston Gates & Ellis LLP